Exhibit 99.1
Spirit AeroSystems Announces Commencement of Public Stock Offering by
Existing Holders
WICHITA, Kan., April 8, 2011 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] (the “Company”) today announced that certain of its equity holders, primarily affiliates of Onex Corporation, have commenced a public secondary offering of 10,307,375 shares of the Company’s class A common stock. Morgan Stanley is acting as underwriter for the offering. The underwriter has offered the shares to purchasers in one or more transactions directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter will have a 30-day option to purchase up to an additional 1,546,106 shares of class A common stock. The offering is expected to close on April 13, 2011, subject to customary closing conditions.
The Company will not receive any proceeds from the offering. The shares are being offered primarily by affiliates of Onex Corporation (“Onex”) and members of management of the Company. Onex is expected to maintain voting control of the Company following this offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from Morgan Stanley Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com, or by telephone at 866-718-1649, and from the Securities and Exchange Commission’s (the “SEC’s”) website at www.sec.gov, when available.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the secondary offering of shares of class A common stock. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the SEC. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Spirit AeroSystems Holdings, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If Spirit AeroSystems Holdings, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to Spirit AeroSystems Holdings, Inc.’s business in general, please refer to the Company’s SEC filings.
On the web: http://www.spiritaero.com
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